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                                                                      EXHIBIT 12


            RATIO OF EARNINGS TO FIXED CHARGES

                                          YEAR ENDED DECEMBER 31,
                                   1993     1994    1995    1996     1997
                                  ----------------------------------------
                                               (in thousands)
Income before income taxes
 and after minority interest       2,749   5,051   8,090   10,957   20,651

Undistributed equity income            -    (122)   (299)       -     (408)

Minority interest income of
 subsidiaries with fixed charges       -       -       -    7,000    6,074

                                  ----------------------------------------
Adjusted earnings                  2,749   4,929   7,791   17,957   26,317
                                  ----------------------------------------

Interest on debt                     544     902   1,231    5,977    7,477

Debt issuance costs                    -       -       -    2,735      360

                                  ----------------------------------------
Total fixed charges                  544     902   1,231    8,712    7,837
                                  ----------------------------------------

Total available earnings before
 fixed charges                     3,293   5,831   9,022   26,669   34,154

Ratio                                6.1     6.5     7.3      3.1      4.4